 Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION INTO

DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is iSun Energy LLC, a Delaware limited liability company, and the name of the corporation being merged into this surviving limited liability company is Peck Mercury, Inc., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merging corporation.

THIRD: The name of the surviving limited liability company is iSun Energy LLC.

FOURTH: The merger is to become effective on January 20th, 2021.

FIFTH: The Agreement of Merger is on file at 4050 Williston Rd., Suite 511, So. Burlington, VT 05403, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of any constituent limited liability company or stockholder of any constituent corporation.

IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed by an authorized person, the 20th day of January, A.D., 2021.

iSun Energy LLC

By:	/s/ Sassoon Peress
Name:	Sassoon Peress
Title:	Sole Member